Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Corsair Gaming, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-249065) of Corsair Gaming, Inc. of our report dated March 11, 2021, with respect to the combined consolidated balance sheets of Corsair Gaming, Inc. and subsidiaries as of December 31, 2020 and 2019, the related combined consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the combined consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Corsair Gaming, Inc.

Our report refers to a change in the method of accounting for revenue recognition as of January 1, 2019 and a change in the method for accounting for leases as of January 1, 2020.

/s/ KPMG LLP

San Francisco, California

March 11, 2021